Exhibit 99.1

News Release
Contact:	Steven D. Jennerjohn
(920)-743-5551
Source:	Baylake Corp.
Baylake Corp. Reports Financial Results for the Six and Three Months ended June 30, 2005
Sturgeon Bay, Wisconsin —(Business Wire)—July 29, 2005
     Baylake Corp. (OTC BB: BYLK.ob), a bank holding company with $1.1 billion in assets, reported net income of $5.1 million or $0.67 basic earnings per share for the six months ended June 30, 2005, as compared to $4.5 million or $0.59 per share for the six months ended June 30, 2004. The increase in net income was primarily due to increased net interest income and a reduction in the provision for loan loss. These increases were partially offset by a decrease in non-interest income, an increase in non-interest expense and an increase in income tax expense. Net income was $2.6 million for the three months ended June 30, 2005, a decrease of $33,000, or 1.3%, for the same period in the prior year. Disposals of premises and equipment impacted the results for the three-month and six-month periods ended June 30, 2005 and 2004. A gain on sale of bank land totaling $482,000, pre-tax, occurred in the second quarter of 2004, while net losses on various bank properties totaling $151,000, pre-tax, were taken in the second quarter of 2005.
     Diluted earnings per share were $0.66 for the first six months of 2005 compared to $0.58 a year earlier, and $0.33 for the second quarter of 2005, as compared to $0.34 for the same period in 2004. Return on assets (ROA) and return on equity (ROE) increased for the first six months of 2005, to 0.97% and 13.49%, respectively, from 0.91% and 12.69%, respectively, from the same period one year ago. For the quarter ended June 30, 2005, ROA and ROE were 0.95% and 13.31%, respectively, compared to 1.04% and 14.54%, respectively, for the same period one year ago.
     For the six months ended June 30, 2005, net interest income increased $1.3 million to $17.5 million when compared to the first six months of 2004 due primarily to an increase in net interest margin of 4 basis points for the period in addition to an increase in average interest-earning assets of $70.1 million. Net interest income for the three months ended June 30, 2005 was $8.9 million compared to $8.3 million for the same period a year earlier. Net interest income increased for the quarter as a result of an increase in average earning assets amounting to $74.8 million offset by a decrease in net interest margin of 3 basis points to 3.67%.
     Net interest margin for the six months ended June 30, 2005 increased to 3.67% from 3.63% a year earlier as interest-earning assets re-priced 64 basis points higher in addition to growth in average interest-earning assets offset to lesser degree by an increase of 68 basis points in interest-bearing liabilities. The increase in average interest-earning assets was primarily attributable to growth in loan and investment portfolios during the period. The major contributing factor in net interest income was an increase in average interest-earning assets relative to interest paying liabilities. In addition, interest spread decreased to 3.36% for the six months ended June 30, 2005 compared to 3.40% for the same period in 2004.
     As discussed below, the provision for loan losses in 2005 decreased in both the six-month and three-month periods as compared to 2004.
     Non-interest income was $4.5 million during the first six months of 2005, a decrease of $203,000 when compared to the same period last year. Non-interest income for the three months ended June 30, 2005 decreased $496,000 to $2.3 million. The decrease in the six-month period was primarily attributable to decreases in: gains on sales of loans totaling $240,000 and a decrease in other income totaling $202,000. Those decreases were partially offset by increases in loan servicing income of $94,000. Non-interest income for the quarter ended June 30, 2005 decreased more substantially, primarily due to decreased gains on sales of loans amounting to $140,000 and a decrease in other income totaling $393,000, primarily resulting from the sale of bank land in 2004. For both the six and three month periods in 2005, other income included gains on bank properties totaling $103,000 compared to gains on sale of bank property totaling $482,000 that impacted results for similar periods in 2004.
     For the six months ended June 30, 2005, non-interest expense increased $1.4 million over the same period last year. Personnel and benefit expense increased approximately $1.0 million due to additional staffing and normal salary increases as well as an increase in bonus expense. The increase also included implementation costs of the Baylake Bank Supplemental Executive Retirement Plan (“Plan”) which was established in the first quarter of 2005. In that period, an expense of approximately $300,000 was recognized for the vested portion of the Plan. Expenses on other real estate owned decreased $142,000, the result of reduced holding costs relative to these properties during the six months ended June 30, 2005. Other operating expense increased $424,000 during the six months ended June 30, 2005. Approximately $284,000 of the increase was related to losses on various bank real properties sold or written down during the period. For the three months ended June 30, 2005, non-interest expense increased $744,000 from the three months ended June 30, 2004 to $7.3 million. Personnel and benefit expense increased $385,000 as a result of additional staffing and bonus expense. Other occupancy and equipment expense increased $114,000. Expenses from the operation of other real estate owned decreased $65,000. Other operating expense increased $254,000 resulting from losses on various property disposals as earlier explained.
     Income tax expense increased $427,000 for the six months ended June 30, 2005 when compared to the same period last year, the result of increased taxable income. Income tax expense decreased $24,000 for the three months ended June 30, 2005 when compared to the same period last year, the result of decreased taxable income. Our recent SEC filings have discussed factors which could affect our state tax obligations.
     Total assets for Baylake Corp. increased 5.5% during the first half of 2005 to $1.1 billion at June 30, 2005 when compared to total assets of $1.0 billion at December 31, 2004. Total loans increased 5.1% during the first half of 2005 to $797.6 million at June 30, 2005, while deposits during the period were basically unchanged at $845.0 million. Total shareholders’ equity increased 3.0% for the first half of 2005 to $78.5 million at June 30, 2005 as compared with $76.2 million at December 31, 2004.
     Baylake Corp. recorded provisions for loan losses totaling $121,000 during the first six months of 2005, as compared to $1.5 million for the same period in 2004. The provision for loan losses is determined based on a quarterly process of evaluating the allowance for loan losses which takes into account various factors including specific credit allocations for individual loans, historical loss experience for category of loans, consideration of concentrations and changes in portfolio volume, and other qualitative factors. For the six and three months ended June 30, 2005, this calculation also took into account net improvements in the loan portfolio during the period. The allowance for loan losses decreased $881,000 to $9.6 million during the six months ended June 30, 2005, reflecting the reduced provision and charge-offs during the period. The ratio of allowance for loan losses to total loans was 1.20% at June 30, 2005, as compared to 1.81% at December 31, 2004. Non-performing loans totaled $8.9 million and $12.5 million at June 30, 2005 and December 31, 2004, respectively. The decrease in non-performing loans during the six months ended June 30, 2005 was due, in part, to improvements in restructured loans during the period totaling $5.5 million, somewhat offset by an increase in non-accrual loans. The ratio of allowance for loan losses to non-performing loans was 107.2% and 84.0% at June 30, 2005 and December 31, 2004, respectively.
     Baylake Corp. believes the balance of the allowance for loan loss is presently sufficient to absorb probable incurred losses at June 30, 2005. However, future adjustments to the allowance for loan losses may be necessary based on changes in the performance of the loan portfolio or in economic conditions and the impact that these changes, if any, may have on the ability of borrowers to continue to service or repay outstanding credits and on the value of the underlying collateral securing these credits.
     Foreclosed assets, net, at June 30, 2005 decreased $476,000 from December 31, 2004 primarily as the result of the sale of five commercial real estate properties during the period. Net losses on the sale of those properties amounted to $28,000.

     Capital resources for the six-month period ended June 30, 2005 improved by $2.3 million. Although liquidity tightened in the first six months as a result of normal seasonal factors, Baylake Corp. anticipates that it has resources available to meet its commitments. At June 30, 2005, Baylake Corp. had $60.4 million of established lines of credit with nonaffiliated banks, of which $40.4 million was outstanding at June 30, 2005.
Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 27 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.
The following appears in accordance with the Private Securities Litigation Reform Act of 1995:
     This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”
     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended March 31, 2005 and Form 10-K for the year ended December 31, 2004, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations, and recent actions taken by the Wisconsin Department of Revenue relating to state tax obligations. Other factors include changes in general business and economic conditions, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.
     Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries
SUMMARY FINANCIAL DATA
The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated. The selected consolidated financial and other data at June 30, 2005 has not been audited but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

	At	At	At
	June 30,	December 31,	June 30,
	2005	2004	2004
	(dollars in thousands)
Selected Financial Condition Data (at end of period):
Total assets	$1,105,235	$1,047,748	$1,007,186
Investment securities(1)	209,824	197,392	199,434
Federal funds sold	0	5,445	0
Total loans	797,583	758,577	724,613
Total deposits	844,952	844,541	779,625
Borrowings(2)	156,773	101,476	133,773
Subordinated debentures	16,100	16,100	16,100
Total shareholders’ equity	78,515	76,205	70,255
Non-performing loans, net of discount(3)(4)	8,926	12,451	13,358
Non-performing assets, net of discount(3)(4)	11,022	15,023	15,972

	As of and for the		As of and for the
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
	(dollars in thousands, except per share data)
Selected Income Data:
Total interest income	$15,178	$12,239	$28,990	$24,100
Total interest expense	6,288	3,899	11,486	7,920

Net interest income	8,890	8,340	17,504	16,180
Provision for loan losses	91	724	121	1,499

Net interest income after provision for loan losses	8,799	7,616	17,383	14,681
Total non-interest income	2,280	2,776	4,543	4,746
Total non-interest expense	7,345	6,601	14,390	12,973

Income before income tax	3,734	3,791	7,536	6,454
Income tax provision	1,174	1,198	2,392	1,965

Net income	$2,560	$2,593	$5,144	$4,489

Per Share Data:(5)
Net income per share (basic)	$0.33	$0.34	$0.67	$0.59
Net income per share (diluted)	0.33	0.34	0.66	0.58
Cash dividends per common share	0.15	0.14	0.30	0.28
Book value per share	10.16	9.18	10.16	9.18

Performance Ratios:(6)
Return on average total assets	0.95%	1.04%	0.97%	0.91%
Return on average total shareholders’ equity	13.31	14.54	13.49	12.69
Net interest margin(7)	3.67	3.70	3.67	3.63
Net interest spread(7)	3.36	3.48	3.36	3.40
Non-interest income to average assets	0.84	1.11	0.86	0.96
Non-interest expense to average assets	2.71	2.64	2.72	2.63
Net overhead ratio(8)	1.87	1.53	1.86	1.66
Efficiency ratio(10)	65.76	59.38	65.27	61.99
Average loan-to-average deposit ratio	95.35	95.09	94.18	94.50
Average interest-earning assets to average interest-bearing liabilities	112.38	112.92	112.52	112.71

Asset Quality Ratios:(3)(4)(6)
Non-performing loans to total loans	1.12%	1.84%	1.12%	1.84%
Allowance for loan losses to:
Total loans	1.20	1.81	1.20	1.81
Non-performing loans	107.15	97.92	107.15	97.92

	As of and for the		As of and for the
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
	(dollars in thousands, except per share data)
Net charge-offs to average loans	0.41	0.16	0.26	0.16
Non-performing assets to total assets	1.00	1.59	1.00	1.59

Capital Ratios:(6)(9)
Shareholders’ equity to assets	7.10%	6.98%	7.10%	6.98%
Tier 1 risk-based capital	9.56	9.69	9.56	9.69
Total risk-based capital	10.60	10.94	10.60	10.94
Leverage ratio	8.18	8.20	8.18	8.20

Other Data at End of Period:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	27	27	27	27
Number of full-time equivalent employees	308	308	308	308

(1)	Includes securities classified as available for sale.

(2)	Consists of Federal Home Loan Bank advances, federal funds purchased and collateralized borrowings.

(3)	Non-performing loans consist of non-accrual loans, guaranteed loans 90 days or more past due but still accruing interest and restructured loans. Non-performing assets consist of non-performing loans and other real estate owned.

(4)	The decrease in non-performing assets during the six months ended June 30, 2005 was due, in part, to a decrease in restructured loans in the first quarter of 2005.

(5)	Earnings per share are based on the weighted average number of shares outstanding for the period.

(6)	With the exception of end of period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(7)	Net interest margin represents net interest income as a percentage of average interest-earning assets, and net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(8)	Net overhead ratio represents the difference between noninterest expense and noninterest income, divided by average assets.

(9)	The capital ratios are presented on a consolidated basis.

(10)	Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding investment securities gains, net.